Exhibit 3.1

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.3 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions classified and designated 4,500 authorized but unissued Preferred Shares (as defined in the Charter) as shares of Series A Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Series A Preferred Stock

Section 5.3.1 Designation and Number. A series of Preferred Stock, designated the “Series A Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of the Series A Preferred Stock shall be 4,500.

Section 5.3.2 Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock (the “Senior Stock”).

Section 5.3.3 Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 9.0% per annum. Subject to the preferential rights of holders of any class or series of Senior Stock, holders of Series A Preferred Stock that remain outstanding following the Alternative Conversion (as defined below in Section 5.3.7 (b)) shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 12.0% per annum. The dividends on each share of Series A Preferred Stock shall accrue and shall be cumulative from the first date on which such share of Series A Preferred Stock is issued and shall be payable quarterly in arrears on or before the fifteenth day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be each day of the calendar quarter immediately preceding the calendar quarter in which the applicable Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series A Preferred Stock entitled to receive dividends that is or are not more than 90 days prior to such Dividend Payment Date or the date on which such dividends are set aside for payment (each, a “Dividend Record Date”). The term “Dividend Period” shall mean the first day of each calendar quarter through and including the last day of such calendar quarter.

(b) Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past Dividend Periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 5.3.3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

Section 5.3.4 Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference of $1,000 per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, nor the sale or transfer of any or all of the assets or business of the Corporation, nor a statutory share exchange shall be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5.3.5 Redemption.

(a) Primary Redemption. Subsequent to the Primary Conversion, if any (as defined below in Section 5.3.7(a)), the Corporation may, at its option, redeem shares of Series A Preferred Stock, in whole or from time to time, in part, for cash at a redemption price of $1,030 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the “Redemption Date”).

(b) Alternative Redemption. Subsequent to the Alternative Conversion, if any (as defined below in Section 5.3.7(b)), the Corporation may, at its option, redeem shares of Series A Preferred Stock, in whole or from time to time, in part, for cash at a redemption price of $1,050 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the Redemption Date.

(c) In the event of a redemption of shares of the Series A Preferred Stock, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(d) The Redemption Date shall be selected by the Corporation and shall be not less than 30 days nor more than 60 days after the date on which the Corporation sends the notice of redemption.

(e) If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

(f) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata.

(g) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full redemption price, plus all accumulated, accrued and unpaid dividends, if any, to and including the Redemption Date, to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(h) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the redemption price payable on the Redemption Date; and (iii) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(i) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

(k) Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular class or Series Ay the Board of Directors.

Section 5.3.6 Voting Rights. The holders of shares of Series A Preferred Stock shall have no voting rights.

Section 5.3.7 Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights , subject to the Common Stock Ownership Limit:

(a) Primary Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, without any further action on the part of the holder thereof (the “Primary Conversion”), in the event of the completion by the Corporation of an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Financing Event”). Upon a Financing Event, the number of shares of Common Stock to be issued upon conversion of one share of Series A Preferred Stock shall be determined by dividing 1,000 by the product of (a) the price per Common Share in the Financing Event and (b) .95. Notwithstanding the foregoing sentence, however, under no circumstance shall the product of (a) and (b) in the previous sentence exceed 6.00.

(b) Alternative Conversion. In the event the Financing Event does not occur on or before December 9, 2013, each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, without any further action on the part of the holder thereof (the “Alternative Conversion”). The number of shares of Common Stock to be issued in connection with the Alternative Conversion upon conversion of one share of Series A Preferred Stock shall be determined by dividing 1,000 by the product of (a) the 30 consecutive trading day Weighted Average Price of the Common Stock and (b) .90. “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Corporation’s principal market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the principal market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the principal market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined by the Corporation.

(c) Market Regulation. In connection with the Primary Conversion or the Alternative Conversion, the Corporation shall not be obligated to issue Common Stock upon conversion if the issuance of such Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series A Preferred Stock without breaching the Corporation’s obligations under the rules and regulations of its principal market (including Nasdaq Listing Rule 5635(d), if applicable). In such a situation, the Series A Preferred Stock shall convert into the maximum number of shares of Common Stock permitted under applicable market rules on a pro rata basis among holders of the Series A Preferred. The unconverted shares of Series A Preferred Stock shall remain outstanding.

(d) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then current market price.

(e) Adjustment of Shares. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i) If the Corporation shall (a) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (b) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

(ii) In case of any consolidation with or merger of the Corporation with or into another Corporation, or in case of any sale, lease or conveyance to another Corporation of the assets of the Corporation as an entity or substantially as an entity, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

(iii) In any case in which the provisions of this Section 5.3.7(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (a) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment and (b) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to this Section 5.3.7(e); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(f) Notice to Transfer Agent. Whenever the Conversion Rate shall be adjusted as provided in Section 5.3.7(e), the Corporation shall forthwith file in the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation’s records.

(g) Notice to Holders of Shares of Series A Preferred Stock. In the event the Corporation shall propose to take any action of the type that would result in an adjustment in the Conversion Rate as provided in Section 5.3.7(e), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(h) Taxes. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(i) Reserve. The Corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock, or if it cannot do so, to use all reasonable efforts to effect on increase in the authorized Common Stock of the Corporation.

(j) Validity. All shares of Common Stock which shall be issued upon conversion of the shares of Series A Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause the contrary result.

SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and Chairman and attested to by its Secretary on this 4th day of June, 2013.

ATTEST:			WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Robin A. Hanisch		By:	Jon S. Wheeler		(SEAL)

	Name:	Robin A. Hanisch		Name:	Jon S. Wheeler
	Title:	Secretary		Title:	Chief Executive Officer and Chairman